Exhibit 10.13

AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), originally entered into as of November 20, 1996, is hereby amended and restated as of the 1st day of January, 2005, by and between DRS Technologies Inc., a Delaware corporation (the “Company”), and Mark S. Newman (the “Executive”).

WHEREAS, the Executive desires to enter into this amended and restated agreement of employment with the Company in accordance with the terms and conditions set forth herein; and

WHEREAS, the Company desires to continue to employ the Executive as its Chairman of the Board, President and Chief Executive Officer in accordance with the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending legally to be bound, hereby agree as follows:

1.     Term of Employment.  This Agreement shall be effective from January 1, 2005 (the “Effective Date”) and its initial term shall continue in effect until December 31, 2007 (such period being the “Term”).  On January 1 of each year, beginning on January 1, 2006, the term of this Agreement shall automatically be extended for one additional year (such that as of January 1 of each year, the term of this Agreement shall be three years), unless at least ninety (90) days prior to the end of the calendar year, either party hereto gives written notice to the other party of its intention not to extend the Term.  This Agreement may be terminated at any time during its Term solely in accordance with the terms and conditions of Section 5 herein.  Notwithstanding the foregoing, this Agreement shall remain in effect for at least two years immediately following a Change in Control which occurs during the Term.

2.     Duties.

2.1        Position.  The Company hereby employs the Executive in a professional capacity with the title of Chairman of the Board, President and Chief Executive Officer of the Company, and the Executive hereby accepts such employment and undertakes and agrees to serve in such capacities. In such capacities, the Executive shall have such powers, perform such duties and fulfill such responsibilities typically associated with such positions in other publicly-held companies, including, without limitation, planning, supervision and control of the operations and financial affairs of the Company, management and direction of the Company’s operating divisions, and such other general powers and duties of an operational or supervisory nature usually vested in the offices held by him. In addition, subject to his election by the stockholders of the Company, the Executive shall serve on the Company’s Board of Directors as Chairman of the Board. Performance of his duties hereunder shall in no event require that the Executive work on a regular basis at any location other than within twenty (20) miles of his present office location; provided, however, that if Executive initiates a relocation of his present office, such shall be deemed a consent to performance of his duties in such location. The Executive shall devote substantially all of his working time and efforts to the performance of his duties hereunder. The Executive shall report directly to the Board of Directors of the Company (the “Board”), and shall have the authority to hire and discharge any employee or independent contractor of the Company or its affiliates (excluding, however, the public accounting firm serving as the Company’s auditor).

2.2        Limitation on Other Employment.  During the term of his employment hereunder, the Executive will not engage in any other occupation for gain, profit or pecuniary advantage without the consent of the Board; provided, however, that this limitation shall not be construed as preventing him from (a) serving on the board of directors of any corporation not directly competitive with the Company (provided that Executive has informed the Board of his intention to so serve and that the Board has not reasonably objected thereto within twenty days of its receipt of Executive’s notice), and (b) investing or trading in securities or other forms of investment, in each case so long as such activities do not materially interfere with the performance of his duties hereunder and such investments do not represent the ownership of 5% or more of the capital stock of publicly traded entities.

3.     Compensation.

3.1        Base Salary.  In consideration of the services rendered hereunder, the Company shall pay the Executive during the period beginning January 1, 2005 and ending March 31, 2005, a base salary at the rate of SEVEN HUNDRED EIGHTY THOUSAND DOLLARS ($780,000) per annum.  For the period beginning April 1, 2005 and continuing for the remainder of the Term of this Agreement, the Company shall pay the Executive a base salary at the rate of EIGHT HUNDRED ELEVEN THOUSAND TWO HUNDRED DOLLARS ($811,200) per annum or at such higher rate as the Board may reasonably determine (“Base Salary”), which amount will be payable to him in bi-weekly installments (or at such intervals as other salaried employees of the Company are paid). The amount of the Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”), but shall not be reduced without written consent of the Executive and shall in all events be increased annually, by the percentage change in the Consumer Price index for Urban Wage Earners - New York, N.Y. - Northeastern N.J. (“CPI”) (which CPI percentage change shall be determined in accordance with past practice). The Executive and the Company may agree on a higher Base Salary for any renewal term of this Agreement but if they do not agree by the beginning of a renewal term, the Executive’s Base Salary shall be the base salary he received in the year immediately prior to the renewal term increased by the percentage change in the CPI.

3.2        Incentive Compensation.

(a)       To further the attainment of the Company’s long-term profit and growth objectives, the Executive shall be eligible to receive an incentive bonus subject to the terms of the currently effective Incentive Compensation Plan (“ICP”). Specific annual bonus awards shall be predicated on the Executive’s performance and subject to the Company achieving its operating targets, consistent with the rules as set forth in the ICP.  The Executive’s target bonus (“Target Incentive Compensation”) each year shall be equal to at least 84% of his Base Salary for such year.  The Executive’s actual bonus award may exceed the Target Incentive Compensation if his performance and the Company’s operating result are in excess of targets.

(b)       The Executive shall participate in all other bonus, long-term capital accumulation and/or stock-based programs that the Company may adopt from time to time.

4.     Benefits.

4.1        Benefit Programs.  The Executive will be included in all group insurance plans (“Insurance Plans”), retirement plans, and other benefit plans and arrangements (such retirement and other benefit plans and arrangements, together with the Insurance Plans, the “Benefit Program”) available to executives of the Company, as such plans may be or have been adopted from time to time.

4.2        Vacation.  The Executive shall be entitled to five (5) weeks of vacation with pay during each twelve (12) month period of employment under this Agreement.

4.3        Automobile and Other Expenses.  The Company will provide the Executive with an automobile consistent with past practice and the Company will pay, or reimburse him for, all business-related operating expenses of such automobile, including without limitation, insurance, service, repairs, gasoline and oil. The Company will also reimburse the Executive for: (a) his ordinary and customary business expenses incurred in the performance of his duties hereunder, (b) a comprehensive annual physical examination by a physician of his choice and (c) tax planning and financial counseling by professionals of his choice up to an annual limitation of $20,000.

5.     Termination.

5.1        Termination by the Company for Cause.

(a)       Definition. The Company may terminate the Executive’s employment hereunder for “Cause” which shall be limited to:

(i)                    Willful gross neglect or dereliction of Executive’s duties or other willful grave misconduct by him; or

(ii)                   Executive’s engaging in willful conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a written determination made by the Board; or

(iii)                  (A) Executive’s conviction for or plea to a felony, or (B) Executive’s conviction for or plea to any lesser crime which involves the property of the Company and which causes demonstrable and serious injury to the Company (except for motor vehicle offenses and minor traffic violations).

Notwithstanding the foregoing, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, and (y) termination for Cause may not occur pursuant to clauses (i) or (ii) of this Section 5.1(a) unless and until, with the Board’s prior approval, the Company has delivered to the Executive a notice of termination (“Notice of Termination”), which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act, omission or breach, and afforded him 30 days thereafter to cure the same (if curable) and/or to respond in writing to the Board setting forth his position that his termination for Cause should not occur and requesting reconsideration by the Board, in which event (A) the effective date of termination of employment shall be deferred until the Board has had the opportunity to consider whether such nonperformance, act, omission or breach has been cured and to consider any request by the Executive for reconsideration, and (B) the Board shall thereafter cause a written notice to be delivered on its behalf to the Executive stating either that it has rescinded its determination that his employment is to be terminated for Cause or that affirms its determination that his employment is to be terminated for Cause and that contains an effective date of termination of employment, which shall be not earlier than 15 days after such notice is given. Upon delivery to the Executive of Notice of Termination under this Section 5.1(a), the Executive shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

(b)      Compensation upon Termination for Cause. Upon the termination of the Executive’s employment for Cause, the Company shall pay the Executive his Base Salary through the effective date of such termination, any unpaid bonuses (including the ICP Award) for a prior year, any bonuses (including the ICP award) for the year of termination determined in accordance with Section 5.2(c)(iii), as well as all other amounts accrued through the effective date of such termination (collectively the “Accrued Obligations”).

5.2        Termination for Disability or Death.

(a)       Disability. The Company may terminate the Executive’s employment hereunder in the event of the Executive’s permanent disability. For the purposes of this Agreement, permanent disability shall mean the Executive’s inability, whether mental or physical, to perform the regular duties of his employment on a full-time continuous basis for six (6) consecutive months (the “Disability Period”). If a policy of disability insurance maintained by the Company is in effect insuring the Executive, then in no event shall Executive be deemed to be disabled until he is determined to be entitled to receive disability income payments pursuant to such disability policy. During the Disability Period, the Company shall (i) pay the Executive his full Base Salary then in effect, as well as any ICP benefit to which he would otherwise be entitled, reduced by any amounts to which he actually receives under any disability plan maintained by the Company during the Disability Period, and (ii) shall continue his participation in the Benefit Program. The Company shall notify the Executive in writing of any such finding on its part at the end of the Disability Period. If the Company and the Executive are unable to agree whether he is so disabled, the question shall be decided by a panel of three physicians, one to be designated by the Company, one by the Executive and one by the first two so designated. The determination of the panel shall be final and binding upon the parties with costs of the panel to be paid by the Company.

(b)       Death. The Executive’s employment hereunder will terminate upon the Executive’s death.

(c)       Compensation upon Termination for Disability or Death.

(i)                    If the Company terminates the Executive’s employment due to permanent disability, pursuant to Section 5.2(a) herein, the Company shall pay the Executive his Accrued Obligations and a lump sum payment equal to his annual Base Salary; provided, that the Executive shall repay the Company any amounts (up to the total amount of the lump sum payment) that he actually receives under any disability plan maintained by the Company during the twelve month period following the date of termination.

(ii)                   If the Executive’s employment is terminated due to his death, pursuant to Section 5.2(b) herein, the Company shall pay the Executive’s estate or designated beneficiary (A) the Executive’s Accrued Obligations and (B) and a lump sum payment equal to the Executive’s Base Salary for the period ending on the end of the fiscal year in which occurred the date of death or, if longer, for three months following the date of death.

(iii)                  For purposes of determining the bonus payable in the year of termination, the Company shall pay a bonus equal to the amount of the most recent full year’s bonus paid to Executive preceding the year of termination, pro-rated for the period of his employment during the termination year.

(iv)                  If the Executive’s employment is terminated due to his death or permanent disability, all stock options, restricted stock and restricted stock units and any other equity based awards granted to the Executive under the 1996 Omnibus Plan or any successor plan, shall immediately vest and all stock options shall remain exercisable for a period of 12 months following such termination (or if earlier, until the original expiration term of such stock option)  (or such longer period permitted under the applicable plan or agreement) and shall expire thereafter.

(d)       Benefits upon Termination for Death or Disability.

(i)                    If the Company terminates the Executive’s employment due to his permanent disability, pursuant to Section 5.2(a) herein, the

Company shall continue to provide him and his dependents coverage under the Insurance Plans, at his option, for the longer of Executive reaching the age of sixty-five (65) or the period required by applicable law provided that if any such plan does not permit such coverage, the Company shall provide the Executive with a cash payment equivalent on an after-tax basis to the premium cost of obtaining comparable coverage for such period. The Company shall provide such coverage at its expense (except with respect to those costs for which the Executive was responsible prior to the termination of employment).

(ii)                   If the Executive’s employment is terminated due to his death, pursuant to Section 5.2(b) herein, the Company shall continue to provide the Executive’s dependents medical insurance coverage, at their option, for the longer of: (A) one (1) year after his death, (B) the period for which Executive’s children would be considered dependents for health insurance purposes, or (C) the period required by applicable law.  The Company shall provide such coverage at its expense (except for those costs for which the Executive was responsible prior to this death); provided that if any such plan does not permit such coverage, the Company shall provide the Executive’s dependents with a cash payment equivalent on an after-tax basis to the premium cost of obtaining comparable coverage for such period.

5.3        Termination by the Executive.

(a)       Good Reason. The Executive may terminate his employment during the Term hereunder for “Good Reason” upon the occurrence of any of the events listed below:

(i)                    upon the failure by the Company (or its stockholders as the case may be) to elect or reelect or to appoint or reappoint the Executive to the offices of President and Chief Executive Officer of the Company or as a member of the Board or as Chairman of the Board; provided, however, failure to reelect or reappoint the Executive as Chairman of the Board shall not constitute Good Reason where the Company or the stockholders fail to reelect the Executive in order to comply with any rule or regulation of any governmental or regulatory body or any exchange on which the Company is listed; or

(ii)                   after the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within twenty (20) days after written notice thereof has been given by the Executive to the Company; or

(iii)                  the assignment to the Executive of any duties inconsistent with the Executive’s position as the President and Chief Executive Officer of the Company or a substantial adverse alteration in the nature of the Executive’s responsibilities associated with such positions, or

(iv)                  upon the occurrence of any action taken by the Company which would constitute a constructive termination; or

(v)                   a reduction by the Company in the Executive’s Base Salary; provided, that, across the board salary reductions affecting similarly situated senior executives of the Company shall not constitute Good Reason; or

(vi)                  a reduction in the Target Incentive Compensation upon which the Executive’s annual incentive compensation is determined; provided, that, prior to a Change in Control equivalent reductions made across the board for similarly situated senior executives shall not constituting Good Reason; or

(vii)                 the failure by the Company to continue to provide the executive with current benefits, fringe benefits or vacation days; provided, that, across the board benefit reductions affecting similarly situated senior executives of the Company shall not constitute Good Reason; or

(viii)                the relocation of Executive’s principal place of employment, without his consent, to a location more than twenty (20) miles from the current place of such employment; or

(ix)                   the failure of a successor to the Company to expressly assume and agree to perform this Agreement pursuant to Section 5.7 herein.

(b)       Compensation and Benefits upon Termination by the Executive.

(i)                    The Executive may terminate his employment hereunder for any reason.  In the event of a termination of this Agreement by the Executive for any reason (other than for Good Reason), the Company shall provide to him his Accrued Obligations.

(ii)                   If the Executive terminates his employment hereunder for Good Reason:

(A)          the Company shall provide him his Accrued Obligations;

(B)           the Company shall pay him, as liquidated damages under this Agreement, a lump sum payment equal to three (or, in the case of a termination prior to a Change in Control, the greater of (x) 2 or (y) the fraction, the numerator of which is the number of months remaining in the Term and the denominator of which is 12) times the sum of (1) his Base Salary then in effect plus (2) the bonus earned by him during the immediately preceding fiscal year of the Company; and

(C)           his employment shall be deemed to continue, for purposes of determining his participation in all medical, dental, hospitalization, life insurance and other welfare and perquisite plans and programs, in each case in which he was participating on the date of termination of the Executive’s employment with the Company for 3 (or, in the case of a termination prior to a Change in Control, the greater of (x) 2 or (y) the fraction, the numerator of which is the number of months remaining in the Term and the denominator of which is 12) years; provided, however, if participation by the Executive in the Benefit Program during the applicable benefit continuation period is not permitted under any such plan, the Company will provide him with equivalent after-tax benefits.  Notwithstanding the foregoing, continued benefits or payments otherwise receivable by the Executive under the Benefit Program pursuant to this Section 5.3(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer during the benefit continuation period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).  During the applicable period referenced above the Executive will have full use of the Company supplied automobile.  The Executive also will be provided with outplacement assistance utilizing a consultation service designated and paid for by the Company.

(D)          Upon any termination of employment by the Executive for Good Reason, all stock options, restricted stock and restricted stock units and any other equity based awards granted to the Executive under the 1996 Omnibus Plan or any successor plan, shall immediately vest and all stock options shall remain exercisable for a period of 12 months (or such longer period permitted under the applicable plan or agreement) following such termination (or if earlier, until the original expiration term of such stock option) and shall expire thereafter.

(c)       Definition of Change in Control. A “Change in Control” shall mean the occurrence of the event set forth in any one of the following paragraphs:

(i)                    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)                   the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than

(A)          a merger or consolidation which would result in the voting securities of the Company, outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or

(B)           a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 5.3(c), the following definitions shall apply: “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Act,”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company. “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the

Act. “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Act.

5.4        Termination by the Company other than for Cause.  If the Company terminates the Executive’s employment hereunder without “Cause,” the Company shall pay the Executive the amounts, and provide to the Executive the benefits, described in Section 5.3(b)(ii).

5.5        Termination after the expiration of the Term.  If the Executive’s employment with the Company is terminated upon or after the expiration of the Term, the Company shall pay the Executive his Accrued Obligations.

5.6        Gross-up.

(a)       Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, any individual or entity whose actions result in a change in ownership or control (a “Change in Ownership or Control”) as provided in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), or their respective subsidiaries or affiliates to or for the benefit of the Executive (including any payment or benefits received in connection with a Change in Ownership or Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to any excise tax imposed under section 4999 of the Code (such tax, the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(b)       For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Ownership or Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections

280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment with the Company (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5.5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)       In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.7        Successor.  The Company, or any entity which controls the Company, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. Failure of the Company or a controlling entity to obtain such agreement prior to the effective date of any such succession followed by failure of the successor to honor this Agreement shall be a breach of this Agreement and shall entitle the Executive to the rights and benefits hereunder as though he had terminated his employment with the Company for Good Reason pursuant to paragraph 5.3 herein (including those provisions which concern compensation following a Change in Control), whether or not he terminates his employment with the Company.  As used in this Agreement (except with respect to the definition of Change in Control), “Company” shall mean the Company as defined above and any successor to all or substantially all of its business or assets which becomes bound by all of the terms and conditions of this Agreement.

6.     Restrictions.

6.1        Confidential Information.  The Executive agrees that during and after the period of his employment he will not, without authorization from the Company, divulge, disclose or otherwise communicate to any person or company any information of a confidential nature pertaining to specific details of the Company’s business, functions or operations, except  when required to do so by a court of law, by any governmental agency having supervisory authority over the Company or the Executive or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information or as necessary to enforce his rights under this Agreement or any other agreement, plan or arrangement with the Company. The Executive further agrees that, upon termination of his employment with the Company for any reason, he will promptly return to the Company all books and records of or pertaining to the Company’s business, and all other property belonging to the Company which is in his custody or possession.

6.2        Non-Compete.  During his employment by the Company and in the event he is terminated by the Company for Cause or terminates his employment without Good Reason, for twelve (12) months thereafter, subject to Section 2.2 above, the Executive shall not compete with the Company in any activity relating to the business of the Company as conducted by the Company during his employment. For purposes of the preceding sentence, competition shall include, without limitation, direct or indirect competition by the Executive, whether as an owner, officer, director, employer, partner, consultant, advisor, contractor, principal agent, licensor, employee or affiliate of a person firm, venture or corporation that so competes with the Company. Without the prior written approval of the Board, the Executive further agrees that during the twelve (12) month period following the termination of his employment for any reason he will not solicit for employment any employee of the Company.

6.3        Cause of Action.  The parties hereby declare that the rights of the Company are of a unique nature, the loss of which may cause irreparable harm, and that it may be impossible to measure in money the damages which will accrue to the Company by reason of the loss of such rights or a failure by the Executive to perform or adhere to any of the obligations under Sections 6.1 and 6.2 herein. The Executive expressly acknowledges that remedies at law alone will be inadequate to compensate the Company for any breach or violation of any of the provisions of Sections 6.1 or 6.2 herein, and that the Company, in addition to all other remedies hereunder or thereunder, shall be entitled, as a matter of right, to seek injunctive relief, including specific performance, with respect to any such breach of violation, in any court of competent jurisdiction.

7.     Legal Matter.

7.1        Resolution of Conflict.  Except as provided in Section 6.3, any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises shall, at the option of either party, be referred to and finally settled by arbitration.

Such arbitration shall be initiated by the initiating party giving notice (the “Arbitration Notice”) to the other party (the “Respondent”) that it intends to submit such dispute, claim or controversy to arbitration. Each party shall, within thirty (30) days of the date the Arbitration Notice is received by the Respondent, designate a person to act as an arbitrator, if either party fails to designate a person to Act as an arbitrator within the time specified herein the arbitration shall be conducted by the sole designated arbitrator. The two arbitrators appointed by the parties shall, within thirty (30) days after their designation appoint a third arbitrator who shall act as presiding arbitrator (the “Presiding Arbitrator”). If the two arbitrators designated by the parties are unable to appoint a Presiding Arbitrator, the Presiding Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the “Rules”).

Such arbitration shall be held in New Jersey in accordance with the Rules except as otherwise expressly provided herein. The arbitrators shall, by majority vote, render a written decision stating reasons therefor in reasonable detail within three (3) months after the appointment of all the arbitrators. The award of the arbitrators shall be made in United States currency and shall be final and binding, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement as the case may be.

7.2        Legal Fees.  If the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company, the Company shall reimburse the Executive for all expenses (including reasonable attorney’s fees) incurred by the Executive in connection with such action, suit or proceeding; provided, however, that the Company will not reimburse the Executive for any amounts incurred by the Executive in any action, suit or proceeding which is ultimately determined by the arbitrator to have been frivolous.  Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.  In addition, the Company agrees to reimburse the Executive for up to $20,000 of legal fees incurred in connection with the negotiation of this Agreement.

7.3        Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, by registered or certified mail, addressed to either party at the address first written above (or to such other address as either party shall designate by notice in writing to the other party in accordance herewith).

8.     Indemnification.  The Company hereby agrees to indemnify the Executive and hold him harmless (including the advancement of fees and expenses) to the fullest extent permitted by law and/or under the by-laws and charter of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, penalties and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company.

9.     Miscellaneous.

9.1        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed within New Jersey, without regard to the principles of conflict of laws.

9.2        Headings.  The sections headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.3        Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and from and after the date hereof supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter herein provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred under plans and arrangements currently in effect for the Executive.  No provision of this Agreement is intended to confer on any person not a party hereto any rights or remedies.

9.4        Assignment.  This Agreement is binding upon and shall insure to the benefits of the Executive and his estate, but the Executive’s rights and obligations hereunder may not be assigned or pledged by him.

9.5        Modification.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants herein may be waived, only by written instrument executed by both of the parties hereto or in the case of a waiver, by the party waiving compliance.

9.6        No Mitigation.  The Company agrees that, if the Executive’s employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 herein.  Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except as provided in Section 5.3(b)(ii)(C).

9.7        Conformance with Internal Revenue Code Section 409A.  The Company and the Executive agree to negotiate in good faith should any amendment to the Agreement be required in order to comply with Section 409A of the Code.

9.8        Counterparts.  This Agreement may be executed in several counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the day and year first above written.

DRS TECHNOLOGIES, INC.

BY:	/s/ General Dennis J. Reimer
General Dennis J. Riemer, USA (Ret.)

THE EXECUTIVE

Mark S. Newman
Mark S. Newman